KNOW ALL PERSONS BY THESE PRESENTS that the undersigned hereby constitutes and appoints Peter T. Noone such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, to sign any Report on Form 3, Form 4 or Form 5, in any such case with respect to the beneficial ownership by him of shares of Hungarian Telephone and Cable Corp. ("Issuer") common stock, $.001 per share par value ("Common Stock"), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, American Stock Exchange (or any exchange or similar system for trading on which the Common Stock hereafter becomes listed or qualified for trading or quoting) and the Issuer.

       /s/ Michael Fortier

      Dated:  December 13, 2004   Michael Fortier

402576.01